Exhibit 99.1

INmune Bio Inc. to Discuss Potential New Alzheimer’s Disease Treatments in CTAD Pre-Conference Webinar

INmune Bio’s CEO, Dr. R.J. Tesi, will moderate a panel of experts from neuroscience research, clinical trials, and Alzheimer’s drug development.

LA JOLLA, Calif., Nov. 25, 2019 (GLOBE NEWSWIRE) -- -- INmune Bio, Inc. (NASDAQ: INMB), an immunology company developing treatments that harness the patient’s innate immune system to fight disease, announced today its will host a live webinar on Tuesday, Dec. 3, 2019, from 1:00 p.m. to 2:00 p.m. (EST) titled, “Bench to Bedside: A Pre-CTAD Webinar Highlighting An Alternative Approach For Alzheimer’s Disease.” Attendees can register for the webinar by visiting https://russopartners.webex.com/russopartners/onstage/g.php?MTID=ea7cacd067c33e65bad04c76504eb28d2

As host and moderator, INmune Bio’s Chief Executive Officer, R.J. Tesi, M.D., will be joined by the following experts in Alzheimer’s disease:

●	Lawrence T. Friedhoff, M.D., Ph.D., who is credited with the development and commercialization of Aricept, which was FDA approved for the symptomatic treatment of mild to moderate Alzheimer’s disease. Dr. Friedhoff currently serves as the Chief Executive Officer of the Pharmaceutical Special Projects Group and authored the book, “New Drugs: An Insider’s Guide to the FDA’s New Drug Approval Process for Scientists, Investors and Patients.”

●	Malú G. Tansey, Ph.D., is a recognized researcher of neuroinflammation, the immune system and their role in neurodegenerative diseases. Dr. Tansey is the Norman Fixel Professor of Neurology and Neuroscience and Director of the Center for Translational Research in Neurodegenerative Disease at the University of Florida College of Medicine.

●	Sharon Cohen, M.D., FRCPC, is the director of Canada’s largest center for Alzheimer’s disease clinical trials, Toronto Memory Program. Dr. Cohen has decades of experience in both neurological patient care and participating as a primary investigator in international clinical trials for Alzheimer’s disease.

During the webinar, the panelists will discuss alternative approaches and therapeutics and methodological issues important to the development of the next generation of Alzheimer’s disease treatments. Following the panelists’ presentations, webinar attendees will:

●	Gain insight into the important relationship between the underlying pathology of Alzheimer’s disease with new therapeutic approaches.

●	Understand the challenges associated with developing therapies to treat Alzheimer’s disease

●	Have the opportunity to submit questions to Dr. Tesi and the panelists

“Alzheimer’s disease, one of the most devastating and frustrating diseases of our time, is a complex medical problem that will require more than one therapeutic solution. Solving this problem will require hard work and persistence,” said R.J. Tesi, M.D., Chief Executive Officer of INmune Bio. “This group,  of talented and experienced experts, on the eve of a highly anticipated CTAD conference, will provide insight on how newer therapies for Alzheimer’s disease might make a difference at the bedside ..”

For videotaped comments from Dr. Tesi and Dr. Tansey Alzheimer’s disease research please follow this link: https://www.youtube.com/watch?v=XrLVjbaTolQ

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for cancer (INB03), Alzheimer’s (XPro595), and NASH (NeuLiv). The Innate Immune Priming Platform includes INKmune aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

About Malú G. Tansey, Ph.D.

Dr. Tansey is the Norman Fixel Professor of Neuroscience and Neurology and Director of the Center for Translational Research in Neurodegenerative Disease at the University of Florida College of Medicine. Dr. Tansey currently serves as a paid consultant for INmune Bio in support of the company’s Alzheimer’s disease program. Dr. Tansey is an expert in the field of neuroinflammatory and immune system responses in modulating the gene-environment interactions that determine risk for development and progression of neurodegenerative and neuropsychiatric disease.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03 and XPro1595 are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Media Contact:
David Schull
(212) 845-4271
David.Schull@russopartnersllc.com